Exhibit 99.1

Tortoise Acquisition Corp. Announces Pricing of $225,000,000 Initial Public Offering

New York, New York, February 27, 2019 — Tortoise Acquisition Corp. (the “Company”) today announced the pricing of its initial public offering (“IPO”) of 22,500,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “SHLL.U” beginning February 28, 2019. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “SHLL” and “SHLL WS,” respectively.

Barclays, Goldman Sachs & Co. LLC and UBS Investment Bank are acting as joint book running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,375,000 units at the initial public offering price.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus related to the offering may be obtained from Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, email: barclaysprospectus@broadridge.com, tel: (888) 603-5847; Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, New York 10282, email: prospectus-ny@ny.email.gs.com, tel: (866) 471-2526; and UBS Investment Bank, Attn: Prospectus Department, 1285 Avenue of the Americas, New York, New York 10019, email: ol-prospectusrequest@ubs.com, tel: (888) 827-7275.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 27, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT TORTOISE ACQUISITION CORP.

Tortoise Acquisition Corp. was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. The Company intends to focus its search for a target business in the energy industry.

FORWARD LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Tortoise Acquisition Corp.

Vincent T. Cubbage

VCubbage@tortoiseadvisors.com